Exhibit 5

OPINION OF ANDERSON & BYRD, LLP

August 8, 2014

The Empire District Electric Company
602 S. Joplin Avenue
Joplin, Missouri 64802

Ladies and Gentlemen:

We are acting as counsel for The Empire District Electric Company, a Kansas corporation (the "Company"), in connection with the registration under the Securities Act of 1933, as amended (the "Act"), pursuant to the Company's Registration Statement on Form S-8 (the "Registration Statement"), of 750,000 additional shares of the Company's Common Stock, par value $1.00 (the "Additional Common Stock"), pursuant to the Company's Employee Stock Purchase Plan (the "Plan").

We advise you that in our opinion:

1.           The Company is a corporation duly organized and validly existing under the laws of the State of Kansas.

2.           The Additional Common Stock will have been duly authorized, legally issued, fully paid and non-assessable when the State Corporation Commission of the State of Kansas has issued its order authorizing the issuance and sale of the Additional Common Stock.

We hereby consent to the use of a copy of this opinion as an exhibit to said Registration Statement. We also consent to the use of our name and the making of the statements with respect to our firm in the Registration Statement and the Prospectus constituting a part thereof.

Sincerely, /s/ James G. Flaherty James G. Flaherty